Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

KEY EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Deep Isolation Nuclear, Inc., a Delaware corporation (the “Parent”), Deep Isolation, Inc., a Delaware corporation (the “Company”), and Joseph Nelson (the “Executive”), effective as of February 17th, 2026 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer, and enter into an employment pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Parent desires to employ the Executive as its Chief Financial Officer, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and the Executive hereby agree as follows:

1. Employment and Duties.

(a) General. The Executive shall serve as the Chief Financial Officer of the Company, reporting to its Chief Executive Officer (the “CEO”), and the Executive shall serve as the Chief Financial Officer of the Parent, reporting to its CEO. The Executive’s principal place of employment shall be 26 N Lyle Ave, Tenafly, NJ 07670 (the “Location”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by the CEO. The Executive shall perform his or her duties and responsibilities hereunder to the best of his or her abilities and in a diligent, trustworthy, business-like and efficient manner.

(b) Exclusive Services. For so long as the Executive is employed by the Company and/or the Parent (collectively, the “Employer”), the Executive shall devote the Executive’s full business attention to the Executive’s duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to the Executive by the CEO, and shall use the Executive’s best efforts to promote and serve the interests of the Employer, including its global reputation and social media footprint. Further, unless the Company’s Board of Directors (the “Company Board”) or the Parent’s Board of Directors (the “Parent Board”) consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with the Executive’s faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on one for-profit corporate board, provided that serving on such corporate board meets all requirements of the Employer’s code of ethics, and the Executive receives prior written permission from the Company Board or the Parent Board; and (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

(c) Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Law Requirements. The Executive agrees (i) to abide by any compensation recovery, recoupment, anti-hedging, anti-pledging, stock ownership, or other policy applicable to executives of the Employer and its affiliates that is hereafter adopted by the Parent Board or a duly authorized committee thereof; (ii) that any such cash- or equity-based incentive compensation granted on or after the Effective Date will be subject to any compensation recovery or recoupment policy applicable to executives of the Employer and its affiliates that is hereafter adopted by the Parent Board or a duly authorized committee thereof to adhere to the intent of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), or other applicable law, as advised to the Parent Board in a written opinion (including via e-mail correspondence) of the Parent’s legal counsel; and (iii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2. Term of Employment. The Executive’s employment shall be covered by the terms of this Agreement, effective as of the Effective Date, and shall continue for a period of three (3) years, unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. If not previously terminated, this Agreement shall automatically renew for subsequent periods of one (1) year (the initial term, and the renewal terms, to the extent applicable, being the “Term”), unless either party provides written notice to the other at least ninety (90) days prior to the end of the initial Term (or any renewed Term thereafter) or unless this Agreement (and the Executive’s employment hereunder) is otherwise terminated as set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, the Term shall automatically (and without any additional action) reset to an initial three (3) year period to begin the day preceding consummation of a Change in Control (as defined in Section 4(b), below) of the Company.

3. Compensation and Benefits. The Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $350,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then-current ordinary payroll practices as established from time to time. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Parent Board (the “Committee”), or in the absence thereof, the Parent Board, based upon the Executive’s performance, not less often than annually. To the extent Base Salary is increased, then the defined term “Base Salary” shall also be increased by the same amount for all purposes of this Agreement, without the need for an amendment.

(b) Annual Target Bonus. For each calendar year during the Term, the Executive shall be eligible for a performance-based cash bonus pursuant to the Company’s or the Parent’s annual bonus plan as then in effect, with a target of fifty percent (50%) of the Executive’s Base Salary (the “Annual Target Bonus”), which for calendar year 2026 shall be measured against the criteria set forth on Attachment 1, with an actual bonus payout that may be lower or higher than the Annual Target Bonus. The Employer will update Attachment 1 on an annual basis to reflect the performance criteria established by the Parent Board or the Committee for each subsequent calendar year during the Term. To the extent the performance criteria are satisfied, such bonus will be (i) considered earned as of December 31st of the calendar year to which the bonus is attributable (subject to the Executive’s continued employment with the Employer through such date) and (ii) paid in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which the bonus relates.

(c) Annual Equity Awards. Unless otherwise determined by the Committee or the Parent Board, the Executive shall be eligible for an annual equity award, subject to the terms and conditions set forth in the applicable incentive plan or award agreement(s) (e.g., vesting, acceleration, restrictive covenants, and other market-based terms for this role.).

(d) Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Employer may offer to its executives of like status from time to time, and as may be amended from time to time. The Executive is entitled to paid time off and vacation per the Company’s policies applicable to all employees.

(e) Expenses. The Executive shall be entitled to reimbursement of business expenses from the Employer that are incurred in the ordinary course of business.

(f) Special Fees. The Executive is entitled to reimbursement from the Employer of up to $5,000.00 for (i) legal fees incurred for the review of executive employment and incentive award legal documents, and (ii) financial expenses for financial planning related to total compensation of Executive.

(g) Indemnification. To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of the Employer in effect from time to time and the indemnification provisions of the corporate statute of the jurisdiction of the Employer’s incorporation in effect from time to time (collectively the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Employer shall (i) indemnify the Executive, as a director and officer of the Employer or a trustee or fiduciary of an employee benefit plan of the Employer against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Employer or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Employer, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Employer or a trustee or fiduciary of such employee benefit plan. Further, to the extent that the Employer maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy (or policies), in place covering individuals who are current or former officers or directors of the Employer, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Employer, while the Executive is employed with the Employer and thereafter until the later of (x) the sixth (6th) anniversary of the Executive’s termination date or (y) the date any coverage or benefits under any applicable insurance policy expire.

4. Rights Upon a Termination of the Executive’s Employment.

(a) Termination of Employment by the Employer for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Employer for Cause, or the Executive voluntarily terminates the Executive’s employment without Good Reason, then the Executive shall receive only the following from the Employer: (i) any unpaid Base Salary accrued through the termination date, (ii) any Annual Target Bonus earned in accordance with Section 3(b)(i) but unpaid as of the termination date; (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (iv) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Employer during the Term, and (v) any other amounts or benefits to which the Executive is entitled on termination of employment under applicable law, Employer policy or plan, or other agreement to which the Executive is a party with the Employer (collectively, such (i) through (v) being the “Accrued Rights”).

(i) For purposes of this Agreement, the term “Cause” shall mean a termination by the Employer of the Executive’s employment because of: (A) any act or omission that constitutes a material breach by the Executive of any of the Executive’s material obligations under this Agreement; (B) the Executive’s conviction of, or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or which reflects negatively upon the Employer or otherwise impairs or impedes its operations; (C) the Executive’s engaging in any intentional misconduct, gross negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Employer or any of its subsidiaries or affiliates; (D) the Executive’s material breach of a written policy of the Employer or the rules of any governmental or regulatory body applicable to the Employer that is or could be injurious to the Employer, or the Executive’s material breach of this Agreement; or (E) the Executive’s willful and repeated refusal to follow the lawful directions of the Company Board or the Parent Board. Notwithstanding anything in this Section 4(a)(i), no event or condition described in Sections 4(a)(i)(A), (C), (D), (E) or (F) shall constitute Cause unless (x) within ninety (90) days from the Company Board or the Parent Board first acquiring actual knowledge of the existence of the Cause condition, such Board provides the Executive written notice (in accordance with Section 4(g), below) of its intention to terminate the Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Company Board or the Parent Board terminates the Executive’s employment with the Employer immediately following expiration of such thirty-day (30) period.  For purposes of this Section 4(a)(i), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Company’s Board or the Parent’s Board assertion of Cause is valid. For the avoidance of doubt, no after-acquired evidence shall be used to retroactively re-characterize a termination of employment for any purpose in this Agreement, except in the condition described in Section 4(a)(i)(B) that would have constituted Cause and that was unknown to the Employer at the time of termination and within ninety (90) days following the Executive’s termination. In no event shall cash benefits already paid be subject to claw back. If the Employer exercises such discretion to retroactively re-characterize a prior termination for Cause, then any previously executed Waiver and Release (set forth in Section 4(f), below) by the Executive shall be retroactively null and void and rescinded.

(ii) For purposes of this Agreement, the term “Good Reason” shall mean a voluntary termination by the Executive of the Executive’s employment because of: (A) a material diminution in the Executive’s Base Salary; (B) a material diminution in the nature or scope of the Executive’s authority, duties, or responsibilities from those applicable to the Executive as of the Effective Date, or a material restructuring or reorganization of the Executive’s position for the Employer that results in Executive reporting to someone other than the Employer’s CEO, the Company Board or the Parent Board; (C) the Employer requiring the Executive to be based at any office or location more than thirty (30) miles from the Location; or (D) a material breach by the Employer of any term or provision of this Agreement, which shall include a failure by any acquiring entity or successor to the Employer in a Change in Control (as defined below) to assume this Agreement in its entirety as of consummation of such Change in Control. No event or condition described in this Section 4 shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(ii), the Executive provides the Company Board or the Parent Board written notice (in accordance with Section 4(g), below) of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Company Board or the Parent Board within thirty (30) days of such Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, such Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates the Executive’s employment with the Employer immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(ii), any attempt by the Company Board or the Parent Board to correct a stated Good Reason shall not be deemed an admission by such Board that the Executive’s assertion of Good Reason is valid.

(b) Termination of Employment by the Employer without Cause or by the Executive for Good Reason not in Connection with a Change In Control. If the Executive’s employment is terminated by the Employer without Cause or by the Executive for Good Reason, in either case, other than within the twenty-four (24) month period following a Change in Control and the twelve (12) month period immediately preceding a Change in Control (the “Protection Period”), then the Executive shall receive the following from the Employer: (i) the Accrued Rights, (ii) a lump sum amount equal to twelve (12) months Base Salary, plus another three (3) months Base Salary if the Executive has not found replacement employment (and if the Executive has found replacement employment and base salary at such employer is less than Base Salary, then the positive spread shall be paid to the Executive), (iii) a lump sum amount equal to seventy-five percent (75%) of the Executive’s Annual Target Bonus, or, if higher, an amount equal to the Executive’s Annual Target Bonus pro-rated based upon the number of days worked by the Executive for the Company during the calendar year to which the Annual Target Bonus relates; (iv) full accelerated vesting of all outstanding and unvested time-based equity awards granted to the Executive prior to the date of termination; and (v) a lump sum amount equal to twelve (12) months’ worth of the monthly premium payment to continue the Executive’s existing group health, dental coverage and vision, calculated under the applicable provisions of COBRA, and calculated without regard to whether the Executive actually elects such continuation coverage (the “COBRA Benefits”) (collectively, (ii) through (v) being the “Involuntary Termination Severance Benefits”). The Involuntary Termination Severance Benefits shall be paid to the Executive in a lump sum within the timing requirements set forth in Section 4(f).

(i) For purposes of this Agreement, the term “Change in Control” shall mean the consummation of any of the following events, as determined in the sole and absolute discretion of the Board:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (y) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common stock becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(B) The sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company’s shareholders;

(C)  A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(D)  Any definition of “Change in (of) Control” set forth in the Company’s incentive plan(s) or other compensation-related documents applicable to the Executive.

(c) Termination of Employment Related to a Change in Control. If the Executive’s employment is terminated by the Employer without Cause during the Protection Period, or by the Executive for Good Reason during the Protection Period, or upon a failure of the Employer (or any successor or acquirer to the Employer) to renew the Term (in contradiction of the last sentence of Section 2, above), then, for purposes of this Section 4(c), any such termination occurring during the Protection Period shall be deemed to occur upon the consummation of the Change in Control, provided that such Change in Control is consummated, and the Executive shall receive the following from the Employer: (i) the Accrued Rights, (ii) a lump sum amount equal to one and a half (1.5) times the Executive’s Base Salary, (iii) a lump sum amount equal to one and a half (1.5) times the Executive’s Annual Target Bonus, (iv) full accelerated vesting of the Executive’s outstanding and unvested time-based equity awards, (v) full accelerated vesting of the Executive’s outstanding and unvested performance-based equity awards, with the vesting of such awards deemed to occur at target levels, and (vi) the COBRA Benefits (collectively, (ii) through (vi) being the “Change in Control Severance Benefits”). For purposes of clarity, eligibility for Change in Control Severance Benefits shall not require that the Executive be actively employed on the date of consummation of the Change in Control, provided the termination occurs during the Protection Period. The Change in Control Severance Benefits shall be in lieu of, and not in addition to, any severance benefits otherwise payable under Section 4(b) or any other severance arrangement of the Employer, and shall be paid in a lump sum cash payment in accordance with the timing set forth in Section 4(f).

(d) No Continued Benefits Following Termination; Termination Due to Death or Disability. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Employer, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Employer under the terms of this Agreement. Additionally, and notwithstanding anything in this Agreement to the contrary, a termination of the Executive’s employment with the Employer due to the Executive’s death shall not entitle to the Executive (or his or her estate or heirs) to any severance benefits under this Agreement. In the event of a termination due to Disability, the Executive shall be entitled to the Accrued Rights and a lump sum severance payment equal to six (6) months of Base Salary.

(e) Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Employer, unless mutually agreed upon by the Executive and the Company Board or the Parent Board; (ii) any position on the Company Board or the Parent Board; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Employer. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(f) Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, the Employer shall not make or provide the Involuntary Termination Severance Benefits or the Change in Control Severance Benefits (collectively, the “Severance Benefits”) under this Section 4, unless the Executive timely executes and delivers to the Employer a general release (which shall be provided by the Employer not later than five (5) days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit A, the “Waiver and Release”), and such Waiver and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. If the requirements of this Section 4(f) are not satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no Severance Benefits shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Severance Benefits shall not be paid until the first scheduled payment date following the date the Waiver and Release is executed and no longer subject to revocation; provided, that if the period during which the Executive has discretion to execute or revoke the Waiver and Release straddles two (2) calendar years, then the Severance Benefits shall be paid or commence being paid, as applicable, in the second calendar year, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(g) Notice of Termination. Any termination of employment by the Employer or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 8(l) of this Agreement. In the event of a termination by the Employer for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

5. Confidentiality, Non-Compete and Intellectual Property. The previously-executed Confidentiality, Non-Compete, and Intellectual Property Agreement attached hereto as Exhibit B is incorporated into this Agreement by reference, as will any subsequently amended or restated versions (the “Restrictive Covenants”). As a condition to continued employment, the Executive shall execute any standard revisions to such document. Any breach (or threatened breach) by the Executive of the Executive’s obligations under the Restrictive Covenants, as determined by the Company Board or the Parent Board in its reasonable discretion, shall constitute a material breach of this Agreement.

6. Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Employer or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Employer and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected, and paid, for this purpose by the Employer (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Employer may retain the services of an independent valuation expert. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Employer to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.

7. Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:

(a) Any reimbursement of any costs and expenses by the Employer to the Executive under this Agreement shall be made by the Employer in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c) Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.

(d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

8. Miscellaneous.

(a) Defense of Claims. The Executive agrees that, during and for four (4) years following expiration of the Term, upon reasonable request from the Employer, the Executive will cooperate with the Employer in the defense of any claims or actions that may be made by or against the Employer that affect the Executive’s prior areas of responsibility and to the extent the Executive has relevant personal knowledge, except if the Executive’s reasonable interests are adverse to the Employer in such claim or action. The Employer agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Employer, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s salary at the time of the Executive’s separation) for the Executive’s time – to comply with the Executive’s obligations under this Section 8(a).

(b) Non-Disparagement. The Executive agrees that at no time during or after the termination of the Executive’s employment shall the Executive make, or cause or assist any other person to make, any untruthful statement or other untruthful communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Employer or its affiliates or any of its respective directors, officers or employees. othing in this Section shall prohibit truthful statements required by law.

(c) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Employer in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

(d) Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e) Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f) Governing Law/Venue. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Bergen County, New Jersey, for the purposes of any proceeding arising out of or based upon this Agreement. Except as otherwise required by law or legal process, in the event of a dispute between the parties under this Agreement, the parties hereto agree to enter non-binding mediation in good faith prior to initiating a lawsuit or other legal action.

(g) Binding Arbitration. The Executive agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by binding arbitration to be held in the State of New Jersey in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Employer shall be solely responsible for the administrative costs and expenses of such arbitration, including the arbitrator’s fees (except that the party initiating the arbitration shall be responsible for all associated filing fees); provided, however, that the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred in preparing for and participating in the arbitration, including staff time, court costs, attorney’s fees, and all other related expenses incurred in such arbitration. If there is no prevailing party, each party will pay its own attorneys’ fees, costs, and expenses. Whether a prevailing party exists shall be determined solely by the arbitrator on a claim-by-claim basis, and such arbitrator, in its sole discretion, shall determine the amount of reasonable and necessary attorneys’ fees, costs, and/or expenses, if any, for which a party is entitled. The following guiding principles shall be applied by the arbitrator in any determination of a prevailing party: (i) the intent of the parties is to avoid any arbitration, action, or proceeding arising from a breach of this Agreement, and therefore, the parties will work together to resolve any such dispute; (ii) none of the parties will proceed with an arbitration, action, or proceeding arising from a breach of this Agreement until after exhausting all reasonable efforts to resolve such dispute using best efforts, an impasse has resulted and a satisfactory result cannot be reached without moving forward with such arbitration, action, or proceeding; and (iii) none of the parties will bring any arbitration, action, or proceeding arising from a breach of this Agreement until after such party has fully evaluated the merits of such purported claim or cause of action and made a determination that such party has a good-faith basis to move forward with such arbitration, action, or proceeding.

(h) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j) No Assignment. Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity. The Employer shall cause any successors to all or substantially all of the Employer’s assets to expressly assume this Agreement.

(k) Successors; Binding Agreement. Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(l) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Deep Isolation Nuclear, Inc.
1761 George Washington Way #362
Richland, WA 99354
Attn: Rod Baltzer
Cc: Sophie McCallum
Cc: General Counsel

With a Copy to:	Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attn: Jeff Dodd and Anthony Eppert

If to the Executive:	Joseph Nelson
26 N Lyle Ave
Tenafly, NJ 07670

(m) Withholding of Taxes; Payroll Overpayments. The Employer may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation. Except as otherwise required by Section 1(c), above, if through a fault of the Employer’s payroll systems the Executive is paid compensation not otherwise due to him or her, and the Employer requires repayment of such compensation, then the Employer will indemnify the Executive for losses caused by such payroll mistake.

(n) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(o) Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q) Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 3(f) (“Indemnification”), Section 4 (“Rights Upon a Termination of the Executive’s Employment”), Section 5 (“Confidentiality, Noncompete and Intellectual Property”) and its corresponding Exhibit B, Section 8(a) (“Defense of Claims”), Section 8(b) (“Non-Disparagement”), Section 8(e) (“Entire Agreement”), Section 8(f) (“Governing Law/Venue”), Section 8(g) (“Binding Arbitration/Equitable Remedies”), Section 8(k) (“Successors/Binding Agreement”), and Section 8(l) (“Notices”).

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:		DEEP ISOLATION, INC.
The “Company”

Signature:	/s/ Joseph Nelson	By:	/s/ Rod Baltzer

Print Name:	Joseph Nelson	Its:	President & CEO

Date:	12/02/2026	Date:	February 12, 2026

DEEP ISOLATION NUCLEAR, INC.

The “Parent”

By:	/s/ Rod Baltzer

Its:	President & CEO

Date:	February 12, 2026

Attachments:

Attachment 1 – ANNUAL TARGET BONUS

Exhibit A – FORM OF WAIVER AND RELEASE

Exhibit B – FORM OF CONFIDENTIALITY, NON-COMPETE AND INTELLECTUAL PROPERTY AGREEMENT

ATTACHMENT 1

DEEP ISOLATION NUCLEAR, INC.

EXECUTIVE CONTRACT

ANNUAL TARGET BONUS

Pursuant to Section 3(b) of the employment agreement entered into by and between Deep Isolation Nuclear, Inc. (the “Parent”), Deep Isolation, Inc. (the “Company”), and Joseph Nelson (the “Executive”), effective as of February 17, 2026 (the “Effective Date”), the following sets forth the performance criteria for the Executive’s annual bonus for fiscal year ending December 31, 2026:

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EXHIBIT A

DEEP ISOLATION NUCLEAR, INC.

EXECUTIVE CONTRACT

Waiver and Release

[Attach a copy]

EXHIBIT B

DEEP ISOLATION NUCLEAR, INC.

EXECUTIVE CONTRACT

Restrictive Covenants Agreement

[Attach a copy]